UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LaBRANCHE & CO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LABRANCHE & CO INC.

One Exchange Plaza

New York, New York 10006

April 12, 2007

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. This year, you are being asked to (1) elect two Class II directors and (2) ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

At the meeting, our Board of Directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who will be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed form of proxy in the envelope provided. In addition, to facilitate your representation at the meeting, you may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card.

Thank you for your cooperation.

Very truly yours,

GEORGE M.L. LABRANCHE, IV

Chairman, Chief Executive Officer and

President

LABRANCHE & CO INC.

One Exchange Plaza

New York, New York 10006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LaBranche & Co Inc. will be held on Tuesday, May 15, 2007 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005 for the following purposes:

(1) To elect two Class II directors, to serve for a term of three years;

(2) To ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of the stockholders of record as of March 16, 2007 will be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on in the Annual Meeting is included in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. You also may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

STEPHEN H. GRAY

Secretary

New York, New York

April 12, 2007

LABRANCHE & CO INC.

One Exchange Plaza

New York, New York 10006

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement, which was first mailed to stockholders on or about April 12, 2007, is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2007 Annual Meeting of Stockholders, or at any adjournment thereof (the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 15, 2007 at 9:00 a.m., Eastern Standard Time, at the Down Town Association, 60 Pine Street, New York, New York 10005.

It is proposed that at the Annual Meeting our stockholders (i) elect two Class II directors to serve for a term of three years and (ii) ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

Proxies for use at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $4,500 for its services. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. You also may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card. Unless otherwise indicated on the form of proxy, shares of our common stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of the nominees for Class II directors shown on the form of proxy; and (ii) the ratification of our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, by changing or withdrawing your vote on the internet or by voting in person at the meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby “for” the election of the nominees for director as shown on the form of proxy and “for” the ratification of our appointment of KPMG LLP as our independent registered public accounting firm and in accordance with their best judgment on any other matters that may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On March 16, 2007, there were 61,450,738 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, each of the directorships to be filled at the Annual Meeting will be filled by the nominee receiving the highest number of votes. In the election of each director, votes may be cast in favor of, against or withheld with respect to each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify our appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. An abstention from voting on this matter will be treated as “present” for purposes of determining the presence or absence of a quorum, but it will have the practical effect of a vote against this proposal because the abstention results in one less vote for such proposal.

Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), NYSE-member brokers (other than our LaBranche Financial Services, LLC subsidiary) who hold shares of our common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are permitted to vote on the election of our Class II directors and the proposal to ratify our appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. With respect to each of the election of our Class II directors and the ratification of our appointment of KPMG LLP as our independent registered public accounting firm, if our LaBranche Financial Services, LLC subsidiary does not receive voting instructions regarding shares of our common stock held by it in street name for its customers, it is entitled to vote these shares only in the same proportion as the shares represented by votes cast by all stockholders of record with respect to such matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN

STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 16, 2007 regarding the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation” below); and (iv) all our directors and executive officers as a group.

All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o LaBranche & Co Inc., One Exchange Plaza, New York, New York 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after March 16, 2007, are treated as outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not treated as outstanding for purposes of computing the percentage of any other person.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
George M.L. (Michael) LaBranche, IV (2)	4,201,094	6.8%
Alfred O. Hayward, Jr. (3)	1,619,675	2.6%
Katherine Dietze Courage	—	*
Donald E. Kiernan	22,818	*
Stuart M. Robbins	—	*
Robert E. Torray (4)	2,166,721	3.6%
William J. Burke, III	600,165	1.0%
Jeffrey A. McCutcheon	5,014	*
Stephen H. Gray	2,012	*
All executive officers and directors as a group (8 persons) (5)	8,617,499	14.2%
Horizon Asset Management, Inc.	16,828,751	27.7%
470 Park Avenue South
4th Floor South
New York, N.Y. 10016
Kinetics Asset Management, Inc.	9,723,510	16.7%
470 Park Avenue South
4th Floor South
New York, N.Y. 10016
Dimensional Fund Advisors LP	3,189,800	5.3%
1299 Ocean Avenue
Santa Monica, CA 90401
Torray LLC	2,993,200	4.9%
Robert E. Torray
Douglas C. Eby
7501 Wisconsin Ave.
Bethesda, MD 20814 (4)

*Less than 1%

(1)	Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders’ agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Hayward and James G. Gallagher, our former director and executive officer who retired in January 2003. Messrs. LaBranche, Hayward and Gallagher beneficially own an aggregate of 5,820,769 shares of common stock, constituting approximately 9.6% of the outstanding shares of our common stock. As a result of the stockholders’ agreement, Messrs. LaBranche, Hayward and Gallagher, acting together as a group, may be deemed to beneficially own an aggregate of approximately 9,866,873 shares of common stock (including the 5,820,769 shares beneficially owned by them individually), constituting approximately 15.8% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Hayward and Gallagher disclaims beneficial ownership of any and all shares of our common stock held by any person or entity other than him.

(2)	Includes 1,400,000 shares of common stock held by Mr. LaBranche’s wife. Also includes options to purchase 700,000 shares of our common stock which are exercisable within 60 days.

(3)	Includes options to purchase 130,000 shares of our common stock which are exercisable within 60 days.

(4)	Mr. Torray individually owns 2,066,721 shares of our common stock. In addition, his wife owns 100,000 shares of our common stock. Two investment funds that are managed Torray LLC, of which Mr. Torray is the founder and Chairman, collectively own 2,993,200 shares of our common stock. Based on an Amended Schedule 13F filed by the named individuals and entities on February 14, 2007, Torray LLC has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer and our policy, Mr. Torray, exercises no voting or investment control over the shares managed by the funds owned by Torray LLC, and accordingly Mr. Torray disclaims beneficial ownership of these shares.

(5)	Includes options to purchase 1,130,000 shares of our common stock which are exercisable within 60 days.

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS

Two Class II directors are to be elected at the Annual Meeting. Our Board of Directors has been classified pursuant to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the provisions of the Certificate of Incorporation, our directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board of Directors. Currently, our Class II directors will serve until this Annual Meeting, our Class III directors will serve until the 2008 annual meeting of our stockholders and our Class I directors will serve until the 2009 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting are elected for a three-year term. The Annual Meeting will be our eighth annual meeting since our initial public offering in August 1999.

The Board of Directors, upon the recommendation of the Nominating & Corporate Governance Committee, appointed Katherine Dietze Courage as a Class II director and Stuart M. Robbins as a Class III director, following Thomas E. Dooley’s and David A. George’s departures from the Board of Directors on January 18, 2007. The Board thanks Messrs. Dooley and George for their years of exemplary service on our Board of Directors.

Katherine Dietze Courage and Donald E. Kiernan currently serve as Class II directors for a term expiring at the Annual Meeting or at a special meeting in lieu thereof; Stuart M. Robbins and Robert E. Torray currently serve as Class III directors for a term expiring at the 2008 annual meeting or at a special meeting in lieu thereof and Michael LaBranche and Alfred O. Hayward, Jr. currently serve as Class I directors for a term expiring at the 2009 annual meeting of our stockholders or at a special meeting in lieu thereof. Ms. Courage and Mr. Kiernan have been recommended by our Nominating & Corporate Governance Committee for election as Class II directors. Based on this recommendation, our Board of Directors has nominated Ms. Courage and Mr. Kiernan for election as Class II directors at the Annual Meeting. If either Ms. Courage or Mr. Kiernan becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our Board of Directors to replace the nominee or to fill the vacancy. Each of Ms. Courage and Mr. Kiernan has consented to be named and has indicated an intent to serve if elected. Our Board of Directors has no reason to believe that either Ms. Courage or Mr. Kiernan will be unable to serve or that any vacancy on the Board of Directors will occur.

The following information, as of April 12, 2007, is provided with respect to the nominees for Class II director:

Nominee	Age	Year First Became Director	Principal Occupation During Past Five Years
Katherine Dietze Courage	49	2007	Ms. Courage has been a member of our Board of Directors since January 2007. Ms. Courage spent over 20 years in the financial services industry prior to her retirement in 2005. From 2003 to 2005, Ms. Courage was Global Chief Operating Officer for Credit Suisse First Boston. From 1996 to 2003, she was a Managing Director in Credit Suisse First Boston’s Telecommunications Group. Prior to that, Ms. Courage was a Managing Director and Co-Head of the Telecommunications Group in Salomon Brothers Inc’s Investment Banking Division. Ms. Courage began her career at Merrill Lynch Money Markets after which she moved to Salomon Brothers Inc to work on money market products and later became a member of the Debt Capital Markets Group. Ms. Courage is currently Senior Advancement Advisor for Brown University in New York City.

Donald E. Kiernan	66	2003	Mr. Kiernan has been a member of our Board of Directors since March 2003. Mr. Kiernan was Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc. from October 1993 until his retirement in August 2001. From 1990 to October 1993, he served as Vice President of Finance for SBC Communications Inc. Mr. Kiernan is a Certified Public Accountant and was a partner of Arthur Young & Company and its successor firm, Ernst & Young LLP. Mr. Kiernan also serves on the boards of directors of Seagate Technologies, Health Management Associates, Inc. and MoneyGram International, which was formerly a division of Viad Corporation.

VOTE REQUIRED

The two nominees receiving the highest number of affirmative votes will be elected as Class II directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for each nominee in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for either of the nominees will not be counted as a vote for such nominee.

OUR BOARD OF DIRECTORS DEEMS THE ELECTION OF BOTH THE NOMINEES AS CLASS II DIRECTORS TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently consists of six members, a majority of whom have been determined to be “non-management” and “independent” within the meaning of the listing standards of the NYSE and SEC rules. Our Board has determined, upon recommendation from our Nominating & Corporate Governance Committee, that Katherine Dietze Courage, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray have no direct or indirect material relationship with us other than in their capacity as directors, and thus are “non-management” and “independent” directors in accordance with NYSE rules and under the SEC’s audit committee independence standards. Four of our six directors are independent. Our Board also determined that Thomas E. Dooley and David A. George had no direct or indirect material relationship with us other than in their capacity as directors and thus also were independent directors until their departure from the Board in January 2007. In making these determinations, the Board applied the standards set forth in our Amended and Restated Corporate Governance Guidelines, which state that a prospective board member will not be deemed “non-management” and “independent” if, within the preceding three years:

•	he or she was employed by us or a member of his or her immediate family was one of our officers;

•

he or she (or his or her immediate family member) received direct compensation from us (other than compensation for service as a director, or compensation related to a pension or deferred compensation plan) of more than $100,000/year;

•

he or she was affiliated with, or was employed by, our internal or external auditor or a member of his or her immediate family was affiliated with, or employed in a professional capacity by, our internal or external auditor;

•	he or she (or his or her immediate family member) was part of a compensation committee interlock involving one of our executive officers (or his or her immediate family member);

•

he or she was an executive officer or employee of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues, or his or her immediate family member was an executive officer of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•

he or she is an executive officer or employee of another company who is indebted to us, or to which we are indebted, and the total amount of such indebtedness at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

In addition, a director will not be “non-management” and “independent” if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

During 2006, the Board of Directors held six meetings and executed one unanimous written consent in lieu of a meeting. During 2006, all our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. The Board of Directors also regularly held executive sessions of the independent directors. Thomas E. Dooley, a director who left the Board of Directors in January 2007, served as presiding director for these executive sessions in 2006. Mr. Kiernan, the Chair of our Nominating & Corporate Governance Committee, has been designated as presiding director for these executive sessions in 2007. Interested parties may communicate with the presiding director by directing written correspondence to our Secretary at LaBranche & Co Inc., One Exchange Plaza, New York, New York 10006. The Secretary will forward such communications to the presiding director.

Messrs. LaBranche, Hayward and Torray attended our 2006 annual meeting of stockholders. We encourage our local directors to attend our 2007 Annual Meeting of Stockholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. Our four independent directors, Katherine Dietze Courage, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray, serve on each of these standing committees. As a result, subjects relevant to one Committee’s charter sometimes are discussed during meetings of another Committee.

Audit Committee

Our Audit Committee oversees our financial reporting process and reports the results of its activities to our Board of Directors. Our Audit Committee reviews, acts on and reports to our Board of Directors with respect to various auditing, accounting, financial reporting, internal control, taxation and regulatory compliance matters, and it has the sole authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent registered public accounting firm.

Our Audit Committee is currently composed of Katherine Dietze Courage, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray. Ms. Courage currently is the Chair of our Audit Committee, having replaced. Mr. Dooley as the Chair of the Audit Committee on January 18, 2007 upon his leaving the Board. Our Board of Directors has determined that Mr. Kiernan is the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. Our Board of Directors has also determined that each of the members of our Audit Committee is a “non-management” and “independent” director within the meaning of applicable laws and the rules and regulations of the NYSE and the SEC.

We currently do not limit the number of audit committees on which our Audit Committee members may sit. Donald E. Kiernan serves on the audit committees of three public companies in addition to ours. Our Board of Directors has determined that Mr. Kiernan’s service on those other audit committees will not impair his ability to serve effectively on our Audit Committee.

During 2006, our Audit Committee met eight times, including five executive sessions and including private sessions with our Chief Financial Officer, Chief Operating Officer, Corporate Controller, General Counsel, Director of Taxes, Chief Risk Officer, Director of Internal Audit and representatives of our independent registered public accounting firm.

A copy of our Third Amended and Restated Audit Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Compensation Committee

The principal responsibilities of our Compensation Committee are to review and approve our goals and objectives with respect to the compensation of our executive officers, evaluate our executive officers’ performance in light of those goals and objectives and set our executive officers’ compensation based on such evaluation, review our overall compensation structure to determine whether we establish appropriate incentives for our executive officers and directors, and make recommendations to our Board of Directors with respect to the structure of our equity and incentive compensation plans and programs.

Our Compensation Committee is composed of Katherine Dietze Courage, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray. Mr. Torray currently is the Chair of our Compensation Committee, having replaced Mr. George as the Chair of the Compensation Committee on January 18, 2007 upon his leaving the Board. Our Board of Directors has determined that each member of our Compensation Committee is a “non-management” and “independent” director within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC.

During 2006, our Compensation Committee met five times and executed one unanimous written consent in lieu of a meeting.

A copy of our Amended and Restated Compensation Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors and leads and oversees management in shaping our corporate governance structure in a manner that promotes our and our stockholders’ best interests. Our Nominating & Corporate Governance Committee makes recommendations to our Board of Directors with respect to all corporate governance matters affecting us, annually reviews and assesses the adequacy of our Code of Conduct and Corporate Governance Guidelines and recommends changes to the Board for approval and adoption as necessary or advisable.

Our Nominating & Corporate Governance Committee is composed of Katherine Dietze Courage, Donald E. Kiernan, Stuart M. Robbins and Robert E. Torray. Mr. Kiernan currently is the Chairman of our Nominating & Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating & Corporate Governance Committee is a “non-management” and “independent” director within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC.

During 2006, our Nominating & Corporate Governance Committee met two times and executed one unanimous written consent in lieu of a meeting. Additionally, at meetings of the Audit Committee and the Compensation Committee, the members of the Nominating & Corporate Governance Committee discussed the search for new directors led by the Chair of the Nominating & Corporate Governance Committee that culminated in the appointment of Ms. Courage and Mr. Robbins to the Board of Directors in January 2007.

A copy of our Amended and Restated Nominating & Corporate Governance Committee Charter is available on our website at www.labranche.com and is available in print without charge to any stockholder who requests a copy in writing.

Corporate Governance Guidelines

The Board of Directors has adopted our Amended and Restated Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance system and cover such topics as director qualifications and Board composition, director compensation, evaluation of our Chief Executive Officer and director orientation and continuing education. The Nominating & Corporate Governance Committee is responsible for annually reviewing the Guidelines and reporting and recommending to the Board changes to the Guidelines as necessary or advisable. In January 2007, the Nominating & Corporate Governance Committee recommended changes to our Corporate Governance Guidelines, which were subsequently adopted by our Board of Directors. A copy of the Amended and Restated Corporate Governance Guidelines is available on our website at www.labranche.com.

Code of Conduct

We have adopted an Amended and Restated Code of Conduct (the “Code of Conduct”) designed to help directors, officers and employees resolve ethical issues that arise in the conduct of their duties. Our Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other employee performing similar functions. Our Code of Conduct covers such topics as conflicts of interest, insider trading, full, fair, accurate, timely and understandable disclosure in our public filings and communications, compliance with applicable governmental laws, rules and regulations, accountability for adherence to our Code of Conduct and the prompt internal reporting of violations of our Code of Conduct. In January 2007, the Nominating & Corporate Governance Committee recommended changes to our Code of Conduct, which were subsequently adopted by our Board of Directors. A copy of our Amended and Restated Code of Conduct is available on our website at www.labranche.com. We will post on our website any amendments to or waivers of the provisions of our Code of Conduct applicable to any of our directors and executive officers. We also have an anonymous Whistleblower Policy, which has been made a part of, and is incorporated by reference into, our Code of Conduct. The Whistleblower Policy is available to all our employees to report any perceived noncompliance with our Corporate Governance Guidelines or Code of Conduct.

Director Nomination Process

Our Nominating & Corporate Governance Committee is responsible for recommending to our Board of Directors nominees for election as Directors. In selecting nominees, and when considering the Board and its committees, each as a whole, our Nominating & Corporate Governance Committee seeks to maintain a balance of business experience and interpersonal skills, thereby maximizing the effectiveness of the Board and each of its committees. In assessing a candidate’s qualifications, our Nominating & Corporate Governance Committee considers such factors as the following:

•	whether the candidate has demonstrated broad business judgment and leadership;

•	management experience at a senior policy-making level in one or more functional areas of a major public company;

•	familiarity with relevant regulatory issues or specific industry knowledge;

•	business creativity and vision;

•	a demonstrable personal commitment to our and our stockholders’ interests;

•	ability and desire to invest time and effort on a consistent basis;

•	awareness of, and perspective on, relevant current business issues;

•	diversity of relevant experience, expertise, age, race and gender;

•	prior participation in board and committee deliberations; and

•	absence of an over-commitment to other business activities or the requirements of boards of other companies.

Our Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet to be recommended to the Board, but instead believes that each candidate must be evaluated on his or her individual merits, taking into account our needs as a company and the needs of our stockholders. Members of the Nominating & Corporate Governance Committee, under the leadership of the committee’s Chair, discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have been employed to help identify candidates, particularly in the case of the appointment of our new directors in January 2007. Our Nominating & Corporate Governance Committee also will consider qualified candidates submitted by our stockholders. Stockholders can suggest qualified candidates for our Board by writing to our Secretary at LaBranche & Co Inc., One Exchange Plaza, New York, NY 10006. Submissions will be forwarded to the Chair of our Nominating & Corporate Governance Committee for further review and consideration.

Communications with our Board

Any stockholder who wishes to contact our Board of Directors or an individual member of our Board should direct written correspondence to our Secretary at LaBranche & Co Inc., One Exchange Plaza, New York, NY 10006. The Secretary will forward such communications to our Board or the specified individual Board member to whom the communication is directed.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Position
Michael LaBranche	51	Chairman, Chief Executive Officer and President
Alfred O. Hayward, Jr.	59	Director and Executive Vice President; Chief Executive Officer of LaBranche & Co. LLC
Katherine Dietze Courage	49	Director
Donald E. Kiernan	66	Director
Stuart M. Robbins	63	Director
Robert E. Torray	70	Director
William J. Burke, III	52	Chief Operating Officer
Jeffrey A. McCutcheon	42	Senior Vice President and Chief Financial Officer
Stephen H. Gray	36	General Counsel and Corporate Secretary

Michael LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988.

Alfred O. Hayward, Jr. has been our Executive Vice President and a member of our Board of Directors since our initial public offering in August 1999. In November 2003, Mr. Hayward became Chief Executive Officer of our LaBranche & Co. LLC subsidiary. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward currently is a director of the NYSE Gratuity Fund and has also served as the Chairman of the NYSE’s Allocation Committee.

Katherine Dietze Courage has been a member of our board of directors since January 2007. Ms. Courage spent over 20 years in the financial services industry prior to her retirement in 2005. From 2003 to 2005, Ms. Courage was Global Chief Operating Officer for Credit Suisse First Boston. From 1996 to 2003, she was a Managing Director in Credit Suisse First Boston’s Telecommunications Group. Prior to that, Ms. Courage was a Managing Director and Co-Head of the Telecommunications Group in Salomon Brothers Inc’s Investment Banking Division. Ms. Courage began her career at Merrill Lynch Money Markets after which she moved to Salomon Brothers Inc to work on money market products and later became a member of the Debt Capital Markets Group. Ms. Courage is currently Senior Advancement Advisor for Brown University in New York City.

Donald E. Kiernan has been a member of our Board of Directors since March 2003. Mr. Kiernan was Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc. from October 1993 until his retirement in August 2001. From 1990 to October 1993, he served as Vice President of Finance for SBC Communications Inc. Mr. Kiernan is a Certified Public Accountant and was a partner of Arthur Young & Company and its successor firm, Ernst & Young LLP. Mr. Kiernan also serves on the boards of directors of Seagate Technologies, Health Management Associates, Inc. and MoneyGram International, which was formerly a division of Viad Corporation.

Stuart M. Robbins has been a member of our Board of Directors since January 2007. Mr. Robbins spent 33 years in the investment banking industry prior to his retirement in 2000. From 1994 to 2000, Mr. Robbins served as Managing Director of Global Equities and as a member of the Board of Directors of Donaldson, Lufkin & Jenrette. From 1987 to 1994, he was Managing Director and Director of Research for DLJ. While at DLJ, he was also Chair of DLJ International (Equities), Chair of Autranet and a member of DLJ’s Executive Committee. Mr. Robbins also represented DLJ, as a Director of First Call, one of Wall Street’s leading information providers. Since 2000, Mr. Robbins has participated in various business, consulting and charitable activities, including services as Chair of the Board of Directors of SoundView Technology Group, an independent research provider specializing in technology research, from 2002 to 2004, leading up to its merger with Charles Schwab. Mr. Robbins also served as a Director of Archipelago Holdings, a leading electronic securities exchange, from its initial public offering through its merger with the New York Stock Exchange in March 2006. Before 1987, Mr. Robbins was a research analyst and retail industry specialist and was designated an Institutional Investor All Star analyst for 10 consecutive years.

Robert E. Torray has been a member of our Board of Directors since October 2005. Mr. Torray has over 44 years experience in the investment business and has been chairman of Torray LLC, an institutional investment management firm, since 1972. Torray LLC owns Robert E. Torray & Co., Inc., an institutional investment management firm, The Torray Corporation, a mutual fund management company, and TEL Corp., a private hedge fund. From February 2002 to July 2006, Mr. Torray was a member of the Board of Directors of CarrAmerica Realty Corporation, a publicly-traded real estate investment trust. Mr. Torray received his Bachelor of Arts degree from Duke University.

William J. Burke, III has been our Chief Operating Officer since April 2006. From January 2003 to April 2006, Mr. Burke served as the Chief Executive Officer of our LaBranche Financial Services, Inc. subsidiary and served as our Corporate Secretary from August 1999 to April 2006. Mr. Burke also served as the director of business development and director of risk management of our LaBranche & Co. LLC subsidiary from October 1999 to January 2003. From 1991 to 1996, Mr. Burke was the managing partner of W.J. Burke & Co. LLC, a registered market-maker on the NYSE, and was a sole-proprietor specialist on the NYSE from 1989 to 1991. Prior to 1989, Mr. Burke was a vice president of Salomon Brothers. Mr. Burke is a director of the Kenyon Review, a journal of culture and literature.

Jeffrey A. McCutcheon has been our Senior Vice President and Chief Financial Officer since April 2006. Mr. McCutcheon served as LaBranche’s Director of Taxes and Special Projects from September 2002 to January 2005. He has been the chairman of the Company’s Sarbanes-Oxley Act steering committee since January 2003. From May 1995 to March 2000, Mr. McCutcheon was the General Manager of Taxation at DaimlerChrysler N.A, and from April 1992 to May 1995, he was a Financial Reporting Manager at Mercedes-Benz USA. From 1986 to April 1992, Mr. McCutcheon was an auditor with the public accounting firm Crowe, Chizek & Co, LLP. Mr. McCutcheon is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Wall Street Tax Association and the Financial Executives Institute.

Stephen H. Gray has been our General Counsel since May 2004 and has been our Corporate Secretary since April 2006. From May 2004 to April 2006, Mr. Gray was our Assistant Corporate Secretary. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm Fulbright & Jaworski L.L.P. in New York, New York, specializing in securities offerings, mergers and acquisitions and general corporate reporting for public and private companies, including LaBranche & Co Inc. since April 2000. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm Brock, Silverstein & McAuliffe, LLC, in New York, New York.

There are no family relationships among any of our directors and executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Overview

We believe that compensation should be directly tied to our success in achieving a long-term increase in the value of our stockholders’ investment. Our compensation program is designed to enable us to attract, retain and reward capable employees that contribute to the attainment of this goal, as well as underscore the importance of integrity and the adherence to sound principles of corporate governance. It is our policy that while compensation should be competitive, it must fairly reflect our financial performance.

Compensation Objectives

The objective of our compensation program is to incentivize and reward our executive officers and other key employees for our performance in a number of areas. These include financial performance, organizational efficiency and adaptation to the rapidly changing business and market environment we currently face. We rely heavily on the industry experience, knowledge, skills, integrity and leadership of our management team and key employees. The main elements of compensation, discussed in more detail in “—Compensation Components” include:

•	Base salary;

•

Cash bonuses, currently payable mid-year and at year end based on our performance and an assessment of the individual’s contributions. These bonuses are recommended by senior management and approved by the Compensation Committee, except with respect to our CEO, Mr. LaBranche, whose compensation is determined solely by the Compensation Committee; and

•

Equity incentive compensation in the form of restricted stock units (RSUs). The award of these RSUs is contingent on the individual’s performance and also takes into consideration the person’s then-current equity ownership. The RSUs are subject to vesting schedules that require continued employment on each vesting date.

We do not have a pension plan or defined benefit plan other than our 401(k) defined contribution plan. We also have no long-term performance or other deferred compensation programs. Named executive officers receive no perquisites, and are only provided reimbursement for certain accountable business expenses.

Senior management establishes the amount of salaries, bonuses and equity incentive plan grants for all employees other than our named executive officers, and the Compensation Committee approves the aggregate amount to be paid to such employees. Senior management recommends the amount of salaries, bonuses and equity incentive plan grants for named executive officers (other than Mr. LaBranche), and our Compensation Committee reviews and makes determinations concerning the recommendations in executive session without the named executive officer present. Mr. LaBranche’s compensation is determined by the Compensation Committee without management’s recommendation based solely on an assessment of his performance.

We evaluate our executive officers based on their long-term impact on our financial performance, leadership qualities, length of service and dedication to the enhancement of stockholder value. We do not generally apply rigid formulas in determining the amount and mix of compensation. However, our Senior Executive Bonus Plan, as described more fully below, does rely on the attainment of prescribed financial goals in setting the compensation of our named executive officers. The Compensation Committee has discretion to increase or reduce the amounts to be paid under such bonus formulas (subject to public disclosure requirements shortly after any increase of the amount payable under the formula and subject to a loss of tax deductibility of amounts over $1,000,000).

In determining compensation of our named executive officers, our Compensation Committee considers financial industry data provided by a compensation consultant, Semler Brossy Consulting Group, LLC. As discussed further below, the Compensation Committee is unable to reference direct peer group data in establishing executive compensation and instead relies heavily on business judgment and its collective experience in the financial industry.

Compensation Components

The components of our compensation program are set forth below in more detail:

Base Salary. From our initial public offering in 1999 through 2006, base salaries of our named executive officers, managing directors and other key employees were capped at $250,000 per annum. This amount was chosen at the time of our IPO, in accordance with the pre-IPO base salaries of our managing director employees. As discussed in more detail below, commencing in January 2007, our Compensation Committee increased the base salaries for our named executives based on the Compensation Committee’s belief that base salaries should comprise a larger part of these individuals’ compensation.

Annual Bonus. Our Senior Executive Bonus Plan provides for cash bonuses and/or equity incentive awards to our named executive officers. In 2006, our stockholders approved an amendment to our Senior Executive Bonus Plan in order to change the formula, summarized below, used to determine “Pre-Tax Income.” The amendment removed the effects of certain non-cash charges or income, as well as certain compensation-related expenses and non-recurring items from the formula. At the same time, we also amended our Annual Incentive Plan for our other officers, managing directors and key employees to coordinate the bonus formula with our Senior Executive Bonus Plan, thus creating the same formula and keeping the maximum amount payable under both plans to an aggregate of 30% of our “Pre-Tax Income,” as defined in those plans. The Annual Incentive Plan and the Senior Executive Bonus Plan are intended to compensate officers for achieving financial goals and business objectives and for achieving individual annual performance objectives.

The following is a summary of the material terms of the Senior Executive Bonus Plan.

Performance Periods—The Senior Executive Bonus Plan requires our Compensation Committee to establish “performance periods,” which are based on our performance over a whole fiscal year or portions of a fiscal year. Performance periods are established within the first 90 days of the year and within the first 25% of any other performance period. Our 2006 performance periods were the first two fiscal quarters of 2006 and the full fiscal year of 2006. In January 2007, our Compensation Committee established two performance periods for our 2007 fiscal year, the first two fiscal quarters of 2007 and the full fiscal year of 2007. Any additional performance periods must be determined within the first 25% of the performance period.

Participation—The Senior Executive Bonus Plan requires our Compensation Committee to select the participants for each performance period no later than the establishment date for that performance period. For 2006, the participants in the Senior Executive Bonus Plan were Messrs. LaBranche, Hayward, Burke, McCutcheon and Gray. In January 2007, our Compensation Committee determined that Messrs. LaBranche, Hayward, Burke, McCutcheon and Gray are the five executive officers to participate in our Senior Executive Bonus Plan for our 2007 performance periods.

Bonus Amounts—Bonus payments under our Senior Executive Bonus Plan are based on our performance over each applicable performance period. For the full-year performance period, the amount payable is reduced automatically for amounts previously paid under the plan with respect to any prior performance period in the same fiscal year. Under the Senior Executive Bonus Plan, the bonus formula for each of our named executive officers is 5% of our “Pre-Tax Income” which is defined as our net income before taxes for each performance period, excluding (1) amounts expensed as a result of the amortization of equity-based awards granted to any individual at any time, (2) amounts expensed as a result of the amortization of grants of equity-based awards granted in connection with any acquisition, (3) losses related to the impairment of goodwill, other intangible assets, and exchange memberships, (4) any restructuring expenses, (5) gains or losses on the extinguishment of any of our debt, (6) gains on the restructuring of our debt or other liabilities, (7) gains or losses that are the direct result of major casualties or natural disaster, (8) non-cash gains or losses with respect to the shares of NYSE Group stock we received in the NYSE/Archipelago merger, and (9) any other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence. Our Annual Incentive Plan governs bonuses payable to our other executive officers, managing directors and key employees. As stated above, the aggregate maximum amount payable under our Senior Executive Bonus Plan and Annual Incentive Plan cannot exceed 30% of our Pre-Tax Income for a given performance period.

The Compensation Committee may use, and from time to time has used, its discretion to reduce bonuses paid under the Senior Executive Bonus Plan from the 5% formula. The Compensation Committee may also use discretion to increase bonus amounts above those required by our bonus plans, subject to the requirement that we publicly report such increases shortly after the increase is made and subject to a loss of tax deductibility. Reductions of the 5% bonus amounts historically have been made in order to provide room under our Annual Incentive Plan to appropriately compensate our other officers and key employees. The Compensation Committee also has reduced bonuses payable under the Senior Executive Bonus Plan to provide continuity of the compensation of our named executive officers in relation to historical compensation and/or to reinvest our cash in the operations of our business for future periods.

With respect to our 2005 year-end bonuses, for example, the Compensation Committee used its discretion to reduce bonuses paid to our named executive officers under the Senior Executive Bonus Plan by an average of approximately 18.2% from the amounts allowable under the plan in order to prevent what the Compensation Committee believed would be too large an increase in compensation and to reinvest the excess cash into our business. As discussed in more detail below, the Compensation Committee determined to use its discretion to reduce our named executive officers’ 2006 year-end bonuses by an average of approximately 54.2% in order to enable us, in light of a decrease in Pre-Tax Income from 2005 to 2006, to pay appropriate bonuses to our other officers, managing directors and key employees under the Annual Incentive Plan. This resulted in significantly lower bonuses to our named executive officers in 2006 compared to 2005.

Equity Incentive Plan Grants. The Compensation Committee reviews and approves proposed grants of options and/or restricted stock units under our Equity Incentive Plan, which enables us to grant awards over the life of the plan of up to an aggregate of 7,687,500 shares of our common stock. In January of each year, management recommends to the Compensation Committee grants of awards to certain key employees, which since 2002 have consisted only of restricted stock units, not options. We grant restricted stock units on the date they are approved by the Compensation Committee. In January 2006, the Compensation Committee approved the grant of restricted stock units representing 600,000 shares of our common stock to certain key employees, including 10,000 to each of Messrs. McCutcheon, Gray and Chertoff and 5,500 to Mr. Burke. In January 2007, the Compensation Committee approved the grant of restricted stock units representing an aggregate of 600,000 shares of our common stock to certain key employees. Of the 600,000 RSUs granted, RSUs representing 10,000 shares of our common stock were granted to Mr. McCutcheon and RSUs representing 7,500 shares of our common stock were granted to Mr. Gray, as the two members of the named executive officer group who were not with us at the time of our IPO and thus do not own a substantial number of shares of our common stock. The Compensation Committee believes that these grants provided Messrs. McCutcheon and Gray with compensation for their services and further align their interests with our stockholders.

Other Compensation. Other benefits we maintain for our officers and other employees include life insurance premiums, long-term disability insurance premiums and 401(k) matches under our retirement plan. We do not provide our officers with perquisites and only provide them reimbursement of certain accountable business expenses. The Compensation Committee, in its discretion, may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable.

Compensation Committee Decisions Regarding 2006 Compensation

The Compensation Committee oversees the design, development and implementation of our compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other named executives. The Compensation Committee and our Chief Executive Officer together assess the performance of the other named executive officers, and the Compensation Committee determines their compensation in an executive session, after hearing the Chief Executive Officer’s recommendations. The Compensation Committee evaluates the performance of the Chief Executive Officer, without recommendations from management, and determines his compensation in concert with the goals and objectives of the compensation program.

In connection with our 2006 year-end bonus determination and other compensation-related decisions, the Compensation Committee retained the compensation consulting firm Semler Brossy Consulting Group, LLC to evaluate our compensation practices and to assist in further developing and implementing our executive compensation program and philosophy. Semler Brossy provided the Compensation Committee information on compensation trends along with their general views on our compensation program, compensation at other firms in the financial services industry and performing analyses of competitive performance and compensation levels. Semler Brossy met with the members of the Compensation Committee and certain members of senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, the changing business and regulatory environment under which we operate, and market structure changes and the business, labor and capital markets in which we compete.

Our 2006 operating results, or “Pre-Tax Income” calculation under the Senior Executive Bonus Plan, declined from the “Pre-Tax Income” of 2005, in part because the significant gain we reported in our shares of NYSE Group stock in 2006 is excluded from the “Pre-Tax Income” calculation under the Senior Executive Bonus Plan. Despite our lower “Pre-Tax Income” calculation, the 5% formula would have allowed us to pay a bonus of approximately $823,000 to each named executive officer. The Compensation Committee reduced the bonuses payable to our named executive officers in order to provide additional room under the aggregate 30% bonus ceiling required by our Annual Incentive Plan. As a result, the aggregate cash compensation (salary and bonus) paid to each of our named executive officers decreased from their 2005 compensation. Total compensation for the officers, managing directors and other key employees paid under our Annual Incentive Plan generally also declined from 2005 levels.

The Compensation Committee determined to approve 2006 year-end bonuses to compensate our key employees for their contributions in the transition period of a changing market environment in 2006 that the Compensation Committee believes have placed us in a position to adapt well to the changing financial markets and new regulatory environment. Among the contributions considered were the significant progress made by senior management in developing the trading algorithms necessary to operate in the NYSE’s HYBRID market, increased market diversity and product expansion, the decision of our executive officers not to sell our NYSE Group shares following the NYSE/Archipelago merger and significant cost cutting initiatives through restructuring, automation and increased efficiencies. The Compensation Committee concluded that incentivizing our executives and employees required reflecting these 2006 accomplishments in our 2006 compensation despite the fact that we may not see the financial rewards of these accomplishments until future years. The Compensation Committee also concluded that compensation for our named executive officers and other key employees in the changing environment in which we currently are operating should be more dependent on salary than it has been in the past. The Committee accordingly determined to increase the base salaries of our named executive officers for 2007 as follows: Mr. LaBranche’s salary was increased to $750,000, Messrs. Hayward’s and Burke’s salaries were increased to $600,000, Mr. McCutcheon’s salary was increased to $350,000 and Mr. Gray’s salary was increased to $300,000.

In making these decisions concerning 2006 bonuses and the 2007 salary increases, the Compensation Committee viewed 2006 as a year of significant progress on strategic initiatives, juxtaposed with a breakeven operating financial performance plus a significant gain in connection with the shares of NYSE Group stock we own. The Compensation Committee also considered advice from Semler Brossy that (1) although we compete in the financial services industry, our direct competitors do not publicly disclose the compensation of their executive officers because they are either privately owned entities or smaller divisions of large public financial institutions that do not report their operations separately, (2) our pay system is responsive to performance; (3) our percentage of total compensation to revenues is in line with market levels; (4) our bonus pool generated by 2006 operating results may not fully reflect 2006 accomplishments; and (5) $250,000 named executive officer salaries are below market and unique in publicly traded financial services companies in that their salaries were the same as a broad group of non-executive managing directors.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during 2006. This table also includes the compensation of our former Chief Financial Officer through April 25, 2006. These amounts may not be indicative of amounts to be paid to the named executive officers in future years.

Summary Compensation Table

(a)	(b)	(c)		(d)		(e)		(i)	(j)
Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		All Other Compensation (3)	Total
Michael LaBranche Chairman, CEO and President (Principal Executive Officer)	2006	$250,000		$750,000		—		$8,704	$1,008,704

Jeffrey A. McCutcheon Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$250,000		$275,000		$106,800		$8,620	$640,420

Alfred O. Hayward, Jr. Executive Vice President and CEO of LaBranche & Co. LLC	2006	$250,000		$600,000		—		$8,704	$858,704

William J. Burke, III Chief Operating Officer	2006	$250,000		$450,000		$57,740		$2,104	$759,844

Stephen H. Gray General Counsel and Corporate Secretary	2006	$250,000		$154,808		$106,800		$8,261	$511,608

Jeffrey M. Chertoff Senior Vice President and Chief Financial Officer (Principal Financial Officer) from January 1, 2006 to April 25, 2006	2006	$125,000	(4)	$235,000	(4)	$106,800	(4)	$1,018	$467,818

(1)	The amounts in column (d) reflect bonus amounts earned in such fiscal year, as opposed to paid during the year.

(2)	The amounts in column (e) reflect the dollar value of restricted stock units granted to each individual, based on the closing price of our common stock on the date of grant.

(3)	Includes $6,600, $6,600, $6,600, $0, $6,600 and $0 of matching contributions under our 401(k) plan, $1,600, $1,526, $1,600, $1,600, $1,157 and $766 of premiums paid for long-term disability insurance, $432, $432, $432, $432, $432 and $216 of premiums paid for group-term life insurance and $72, $72, $72, $72, $72 and $36 of premiums paid for accidental death and dismemberment insurance for Messrs. LaBranche, McCutcheon, Hayward, Burke, Gray and Chertoff, respectively.

(4)	Mr. Chertoff’s base salary in 2006 includes the payment of his salary through the end of his employment contract, June 30, 2006. Mr. Chertoff’s bonus of $235,000 was a contractual year-end bonus which was paid following the end of 2006. Upon Mr. Chertoff’s leaving LaBranche in 2006, all of his 10,000 RSUs were forfeited.

Employment Agreements

As part of the reorganization of our firm from partnership to corporate form in connection with our initial public offering in August 1999, Messrs. LaBranche, Hayward and Burke entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants. The material terms of the employment, noncompetition and pledge agreements are described below.

The employment agreement with each of Messrs. LaBranche, Hayward and Burke, which had an initial term of three years and remains in effect until the termination of his employment with us, requires him to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days’ notice by either party.

Messrs. LaBranche, Hayward and Burke also have agreed not to use or disclose confidential information and not to compete with us or solicit our employees or listed companies until 12 months following the termination of their employment with us. Each of their agreements also provides that he will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he was previously involved on our behalf. In addition, if any of Messrs. LaBranche, Hayward or Burke breaches the noncompetition or nonsolicitation provisions of his agreement before the termination thereof, then he will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by him from us in connection with our reorganization from partnership to corporate form in August 1999. The liquidated damages provision is guaranteed by a separate pledge agreement entered into by each of Messrs. LaBranche, Hayward and Burke.

The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt plans or programs providing for additional benefits if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Grants of Plan-Based Awards

Equity Incentive Plan. Our Equity Incentive Plan enables us to grant awards over the life of the plan of up to an aggregate of 7,687,500 shares of our common stock. In January of each year, management recommends to the Compensation Committee awards to certain key employees, which, since 2002, have consisted only of restricted stock units, not options. In January 2006, the Compensation Committee approved the grant of restricted stock units representing 600,000 shares of our common stock to certain key employees, including 10,000 to each of Messrs. McCutcheon, Gray and Chertoff and 5,500 to Mr. Burke. The table set forth below provides information with respect to these 2006 grants of plan-based awards.

(a)	(b)	(i)		(j)	(k)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards
Michael LaBranche	—	—		—	—
Jeffrey A. McCutcheon	1/18/06	10,000		—	$10.68
Alfred O. Hayward, Jr.	—	—		—	—
William J. Burke, III	1/18/06	5,500		—	$10.68
Stephen H. Gray	1/18/06	10,000		—	$10.68
Jeffrey M. Chertoff	1/18/06	10,000	(1)	—	$10.68	(1)

(1)	Upon Mr. Chertoff’s leaving LaBranche in 2006, all of these RSUs were forfeited

Outstanding Equity Awards At Fiscal Year-End; Option Exercises and Stock Vested

The following table sets forth the number of restricted stock units and options held by each of our named executive officers at December 31, 2006. None of our named executive officers exercised any of his options in 2006.

Outstanding Equity Awards At Fiscal Year-End

	OPTION AWARDS				STOCK AWARDS
(a)	(b)	(e)		(f)	(g)		(h)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Michael LaBranche	500,000 200,000	$ $	14.00 35.00	8/19/09 1/17/12	—		—
Jeffrey A. McCutcheon	—		—	—	15,000		$147,450
Alfred O. Hayward, Jr.	100,000 30,000	$ $	14.00 35.00	8/19/09 1/17/12	—		—
William J. Burke, III	—		—	—	10,500		$103,215
Stephen H. Gray	—		—	—	10,000		$98,300
Jeffrey M. Chertoff	—		—	—	10,000	(3)	$98,300	(3)

(1)	The number of shares in column (g) represent (a) 5,000 RSUs granted on January 21, 2004 to each of Messrs. McCutcheon and Burke, which vested in full on January 21, 2007 and (b) 10,000 RSUs granted on January 18, 2006 to each of Messrs. McCutcheon, Gray and Chertoff and 5,500 RSUs granted on January 18, 2006 to Mr. Burke, all of which vest in equal one-third installments on each of January 18, 2007, 2008 and 2009.

(2)	The amounts in column (h) reflect the dollar value of restricted stock units granted to each individual, based on the closing price of our common stock on the NYSE on December 29, 2006, the last trading day of 2006.

(3)	Upon Mr. Chertoff’s leaving LaBranche in 2006, all of these RSUs were forfeited.

Option exercises and stock vested.

During 2006, none of our named executive officers exercised his options and none of their RSUs vested.

Pension Benefits

None of our named executive officers participates in or has an account balance in a qualified or non-qualified defined benefit plan sponsored by us other than the balance he may have with respect to our defined contribution retirement plan under Internal Revenue Code Section 401(k). The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Nonqualified Deferred Compensation

None of our named executives participates in or has an account balance in a non-qualified defined contribution plan or other deferred compensation plan maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our and our stockholders’ best interests.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

(a)	(b)	(c)	(h)
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Thomas E. Dooley	$50,000	$52,492	$102,492
David A. George	50,000	$49,990	$99,990
Donald E. Kiernan	50,000	$49,990	$99,990
Robert E. Torray	50,000	$52,492	$102,492

(1)	The amounts in column (c) reflect the dollar value of restricted stock units granted to each individual, based on the average closing price per share of our common stock on the NYSE over the five trading-day period up to and including the last day of 2006.

Four independent, or non-management, directors serve as members of our Board of Directors. In 2006, each of our non-employee directors received an annual retainer of $50,000 and attendance fees of $2,500 per board meeting and $2,500 per committee meeting attended. The cash retainer is paid in arrears in equal quarterly installments promptly after the end of each fiscal quarter. The meeting attendance fees are paid after the end of each fiscal year in shares of our common stock under our Equity Incentive Plan. Commencing in 2007, our non-management directors will receive an annual retainer of $100,000, payable in equal quarterly installments, and attendance fees of $2,500 per board meeting and $2,500 per committee meeting attended, payable in our common stock, as in the past. The Chair of each of our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee will also receive an additional annual retainer in the amount of $25,000, $10,000 and $10,000, respectively. These increases were made to better attract and retain highly qualified directors in today’s environment to reflect the significantly increased duties and scrutiny on non-management directors of public companies.

Our employee directors do not receive any additional compensation for serving on our Board of Directors or any committee of our board, and our non-employee directors do not receive any compensation from us other than the retainer and attendance fees described above.

Potential Payments Upon Termination or Change in Control

There are no agreements relating to or requiring potential severance payments upon termination or payments upon a change in control for any of our named executive officers. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Indemnification of Officers and Directors

Our Certificate of Incorporation, bylaws and indemnification agreements with certain of our current directors and executive officers executed in connection with our initial public offering provide for indemnification and advancement of legal expenses for our directors and officers in connection with claims against them.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. This report shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for 2006 and included in this Proxy Statement.

April 12, 2007	Compensation Committee Members

Robert E. Torray (Chair)

Katherine Dietze Courage

Donald E. Kiernan

Stuart M. Robbins

REPORT OF OUR AUDIT COMMITTEE

The Audit Committee reviews, acts on and reports to the Board of Directors of LaBranche & Co Inc. (the “Company”) with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. The Audit Committee has the authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and, where appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee also has the authority to resolve disagreements between management of the Company and its independent registered public accounting firm. The Audit Committee reviews and discusses its charter at least annually in order to determine whether appropriate changes and/or additions need to be made to update and enhance the Company’s auditing procedures and standards. The Board of Directors of the Company has determined that each member of the Audit Committee is “non-management” and “independent” as defined by the rules promulgated by the SEC and the listing standards of the NYSE.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. KPMG LLP is also required to express an opinion on (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting.

In accordance with the Audit Committee charter, the Audit Committee assists the Company’s Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing, taxation and financial reporting practices. During the year ended December 31, 2006, the Audit Committee met eight times. The Audit Committee also held executive sessions throughout 2006, including private sessions with each of the Company’s chief financial officer, corporate controller, general counsel, director of taxes, chief risk officer, director of internal audit and representatives of the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between KPMG LLP and the Company that might bear on KPMG LLP’s independence consistent with Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees,” discussed with KPMG LLP any relationships that may impact KPMG LLP’s objectivity and independence, and satisfied itself as to KPMG LLP’s independence.

During 2006, the Audit Committee devoted substantial attention to, among other things, the audit plans, audit scope and identification of audit risks by the Company’s internal auditors and KPMG LLP and the review of quarterly financial statements and earnings releases, and discussed the interim financial information contained in each of the Company’s quarterly earnings announcements, the relationship between the Company’s debt obligations and its liquidity and capital resources, audit-related matters and tax-related issues, regulatory investigations and inquiries, litigation and other legal and regulatory proceedings facing the Company and its subsidiaries.

Throughout 2006, the Audit Committee also oversaw management’s completion of the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed the Company’s assessments, testing and evaluations of its internal control over financial reporting, provided oversight and advice to management during the process and received and discussed updates from management and KPMG LLP at each regularly scheduled Audit Committee meeting concerning testing of operating effectiveness. Additionally, the Chairman of the Audit Committee received and discussed updates from management concerning testing of operating effectiveness between meetings of the full Audit Committee. At the conclusion of the process, management of the Company provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management on internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 1, 2007. The Audit Committee met with KPMG LLP prior to the filing of the Company’s 2006 Annual Report on Form 10-K and reviewed KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s 2006 Annual Report on Form 10-K related to (i) its audit of the consolidated financial statements of the Company, (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the annual evaluation in 2007.

The Audit Committee discussed and reviewed with KPMG LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended—“Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s consolidated financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

April 12, 2007	Audit Committee Members

Katherine Dietze Courage (Chair)

Donald E. Kiernan

Stuart M. Robbins

Robert E. Torray

PROPOSAL NO. 2 — RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders will be asked to ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. KPMG LLP audited our consolidated financial statements as of and for the fiscal year ended December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm. We are doing so (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify our appointment of KPMG LLP as our independent registered public accounting firm, our Audit Committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified by our stockholders, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Audit Fees

The following table sets forth the fees we paid for audit, audit-related, tax and other services provided by KPMG LLP to us during each of the last two fiscal years. Numbers for 2005 in the table below have been conformed to the 2006 fiscal year presentation.

	2006	2005
Audit fees	$1,431,875	$1,450,352
Audit-related fees	20,000	20,000
Tax fees	—	—
All other fees	99,000	87,124

Audit fees included the annual audit of our financial statements included in our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q during each fiscal year and review and consultation regarding Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related services are assurance and other services that are related to audit and review of our financial statements. These services included audits of our employee benefit plan, audits of certain consolidated subsidiaries, and reviews of compliance with our debt covenants. All other fees in 2005 and 2006 consist of accounting assistance in connection with foreign regulatory filings. The 2006 “all other fees” amount is based on estimates provided by KPMG to date.

Our Audit Committee has determined that the services described above that were rendered by KPMG LLP were compatible with the maintenance of its independence from our management.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Audit Committee also pre-approves any additional audit services and permissible non-audit services. All fees and expenses set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of our common stock is required for the ratification of our appointment of KPMG LLP as our independent registered public accounting firm. Abstentions will have the practical effect of a vote against this proposal. Broker non-votes are not treated as a “vote” for or against this proposal and thus will not have any impact on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the purposes of this Proxy Statement, we have no transactions to describe pursuant to SEC Regulation S-K Item 404 (a).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our outstanding common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2006 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

COMPARATIVE PERFORMANCE BY LaBRANCHE & CO INC.

The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group for a five-year period. This chart compares our common stock with (i) the NYSE Composite Index and (ii) the NASDAQ Financial - 100 Index. The chart assumes (a) $100 was invested on January 1, 2002 in each of our common stock, the stocks comprising the NYSE Composite Index and the stocks comprising the NASDAQ Financial - 100 Index and (b) the reinvestment of dividends.

Comparison of Cumulative Total Return

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our annual meeting of stockholders to be held in 2008 must be received by us no later than November 30, 2007 for inclusion in our proxy statement and form of proxy relating to that meeting.

Stockholder proxies obtained by our Board of Directors in connection with our annual meeting of stockholders to be held in 2008 will confer on the proxies’ discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before February 7, 2008.

OTHER BUSINESS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

STEPHEN H. GRAY

Secretary

Dated: April 12, 2007

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LaBRANCHE & CO INC., ATTENTION: SECRETARY, ONE EXCHANGE PLAZA, NEW YORK, NEW YORK 10006.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

LaBRANCHE & CO INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2007

George M.L. (Michael) LaBranche, IV and Alfred O. Hayward, Jr., each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 16, 2007 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (New York time) on May 15, 2007, at the Down Town Association, 60 Pine Street, New York, NY 10005 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR PROPOSAL 1, AND FOR PROPOSAL 2.

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

LaBRANCHE & CO INC. ONE EXCHANGE PLAZA NEW YORK, NY 10006

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by LaBranche & Co Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to LaBranche & Co Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LABRA1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LaBRANCHE & CO INC.

Vote on Directors
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal No. 1.	ELECTION OF CLASS II DIRECTORS:

	01) Katherine Dietze Courage 02) Donald E. Kiernan	O	O	O	________________________________

Vote on Proposal		For	Against	Abstain

Proposal No. 2.	Proposal to ratify the appointment of KPMG LLP as LaBranche’s independent registered public accounting firm for the year ending December 31, 2007.	O	O	O

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Signature(s) In Box
Important: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark here for address change or comments. SEE REVERSE SIDE.			O

Please indicate if you plan to attend this meeting.	O	O

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date